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                                                  Exhibit 4


                                                  Schein Pharmaceutical, Inc.
                                                  100 Campus Drive
                                                  Florham Park, NJ 07932

                                                  Tel. 201-593-5500
                                                  Fax  201-593-5590


May 15, 1995


Mr. Marvin Samson
President
Marsam Pharmaceuticals, Inc.
Building 31, Olney Avenue
Cherry Hill, NJ  08003

Dear Mr. Samson:

CONFIDENTIALITY AGREEMENT

In connection with Schein Pharmaceutical, Inc. ("Schein")'s consideration of a possible transaction with Marsam Pharmaceuticals, Inc. (the "Marsam"), each of Marsam and Schein will be providing to the other certain information concerning its businesses, assets, liabilities and operations. As a condition to the receiving party being furnished such information, it agrees to treat any information concerning the disclosing party (whether prepared by the disclosing party, its advisors or otherwise) that is furnished by or on behalf of the disclosing party (collectively, the "Evaluation Material") in accordance with this letter and to take or refrain from taking certain other actions set forth in the letter. The term "Evaluation Material" does not include information that
(i) is already in the receiving party's possession, provided such information is not known by the receiving party to be subject to another confidentiality agreement with or other obligation of secrecy to the disclosing party or others, or (ii) is or becomes generally available to the public, other than as a result of a disclosure by the receiving party or its directors, officers, employees, agents or advisors, or (iii) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided that source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party or others.

The receiving party agrees and warrants that the Evaluation Material will be used solely for the purpose of evaluating a

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Marsam Pharmaceuticals, Inc.
May 15, 1995
Page 2


possible transaction with the disclosing party and such information will be kept confidential by the receiving party and its advisors. However, (i) any such information may be disclosed to the receiving party's directors, officers and employees and representatives of its advisors and lenders who need to know such information for the purpose of evaluating any such possible acquisition (it being understood that such directors, officers, employees and representatives shall be informed by the receiving party of the confidential nature of such information and shall be directed by the receiving party to treat such information confidentially) and (ii) any disclosure of such information may be made to which the disclosing party expressly consents in writing.

In the event that the receiving party receives a request to disclose all or any part of the information contained in the disclosing party's Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction in accordance with the applicable laws and regulations of such jurisdiction or by a governmental or other regulatory body, the receiving party agrees to (i) immediately notify the disclosing party of the existence, terms and circumstances surrounding such a request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the disclosing party so designates.

In addition, without the prior written consent of the other party, neither Marsam nor Schein shall, and neither Marsam nor Schein shall permit its respective directors, officers, employees and representatives to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between Schein and Marsam or any terms, conditions or other facts with respect to any such possible transaction, including its status. Notwithstanding the foregoing provisions of this paragraph, either Marsam or Schein may make any of the disclosures referred to in this paragraph if Marsam or Schein, as the case may be, has received an unqualified opinion of independent counsel, who shall not be an employee of Marsam or Schein, as the case may be, that such disclosure is legally required under the then existing circumstances pursuant to any of the United States federal or other applicable securities laws, and such opinion shall be promptly confirmed in writing in a letter addressed to the other party.

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Marsam Pharmaceuticals, Inc.
May 15, 1995
Page 3


Although each of Marsam and Schein will endeavor to include in its Evaluation Material information known to it that it believes to be relevant for the purpose of the other party's investigation, each of Marsam and Schein understands that neither the other nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of Evaluation Material. Each of Marsam and Schein agrees that, except as provided in any subsequent agreement that might be entered into, neither Schein nor Marsam, as the case may be, nor its respective representatives or advisors will have any liability to Schein or Marsam, as the case may be, or any of its representatives or advisors resulting from the use of the other party's Evaluation Material.

If we do not proceed with a transaction that is the subject to this letter, each of Schein and Marsam shall promptly deliver to the other all Evaluation Material of the other (whether prepared by the disclosing party, its advisors or otherwise) and shall not retain any copies, extracts or other reproductions in whole or in part of such material other than that contained in any documents or records which are retained for archival purposes only. Subject to the foregoing, documents memoranda, notes and other writings and materials prepared by the receiving party or its advisors based on the information in the Evaluation Material shall be destroyed, on request, and such destruction shall be certified in writing to the disclosing party by an authorized officer supervising the destruction.

Very truly yours,

                                                    Confirmed and agreed to this
                                                    16th day of May, 1995:

SCHEIN PHARMACEUTICAL, INC.                         MARSAM PHARMACEUTICALS, INC.


By: /s/ Paul Feuerman                             By: /s/ Marvin Samson
   ---------------------------                       ---------------------------
     Paul Feuerman
     Vice President and
     General Counsel